OPTION AGREEMENT

THIS AGREEMENT is made as of the 11 day of September, 2013.

BETWEEN:

GORDON DAVIDSON, an individual with an address of
9406 Creekside Road, Youbou, BC, Canada V0R 3E1

 (the "Optionor")
 OF THE FIRST PART
AND:

ROSEWOOD RESOURCES, INC., a company incorporated under the laws of Nevada with an address of P.O. Box 92414, Boortfontein 0201 South Africa.

(the "Optionee")
 OF THE SECOND PART

WHEREAS:

A.           The Optionor owns a one hundred percent (100%) interest in a patented mineral claim located in Cairo Township in the Larder Lake Mining Division, Ontario as set out in the attached Schedule “A” (the “Property”); and

B.           The Optionor has agreed to grant an exclusive option to the Optionee to acquire a fifty-one percent (51%) interest in and to the Property on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

1.           DEFINITIONS

1)1           For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

a)	"Agreement" means this agreement and all schedule hereto, as may be amended from time to time;

b)	"Encumbrance" means any privilege, mortgage, hypothec, lien, charge, pledge, security interest or adverse claim;

c)
"Environmental Liability" means any claim, demand, loss, liability, damage, cost or expense (including legal fees) suffered or incurred in respect of environmental cleanup and remediation obligations and liabilities arising directly or indirectly from operations or activities conducted in or on the Property;

d)
"Exploration Expenditures" means all expenditures and costs incurred by the Company relating directly or indirectly to the Property, including all expenditures and costs incurred: (a) in doing geophysical, geochemical, land, airborne, environmental and geological examinations, assessments, assays, audits and surveys; (b) in line cutting, mapping, trenching and staking; (c) in searching for, digging, trucking, sampling, working, developing, mining and extracting ores, minerals and metals; (d) in conducting diamond and other drilling; (e) in obtaining, providing, installing and erecting mining, milling and other treatment, plant, ancillary facilities, buildings, machinery, tools, appliances and equipment; (f) in construction of access roads and other facilities on or for the benefit of the Property or any part thereof; (g) in transporting personnel, supplies, mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment in, to or from the Property or any part thereof; (h) in paying reasonable wages and salaries of personnel directly engaged in performing work on the Property; (i) in carrying out reclamation and remediation; (j) in carrying out mineral, soil, water, air and other testing.  A 10% management fee is also to be considered an Exploration Expenditure.

e)	"Option" means the option to acquire a fifty-one percent (51%) undivided interest in and to the Property as provided in this Agreement; and

f)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option.

2.           REPRESENTATIONS AND WARRANTIES

2).1	The Optionor represents and warrants to the Optionee that:

(a)
it is the legal and beneficial owner of a one hundred percent (100%) interest in the patented mineral claim described in Schedule “A” and has the exclusive right to enter into this Agreement and dispose of an interest in the Property in accordance with the terms hereof;

(b)	the patented mineral claim comprising the Property is validly located, duly recorded and in good standing, free and clear of all Encumbrances and underlying interests whatsoever;

(d)
there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Property or the interests of the Optionor therein;

(e)
there are no outstanding Agreements or options to purchase or otherwise acquire the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from the or the profits earned from the Property;

(f)
the Optionor is legally entitled to hold its interest in the Property and the licenses, permits, easements, rights of way, certificates and other approvals now held or hereafter acquired by it and necessary for the exploitation of the Property, and will remain so entitled for so long as it holds any interest in the Property;

(g)
upon exercise of the Option, the Optionor will have the legal right and authority to transfer title to an undivided fifty-one percent (51%) legal and beneficial interest in the Property to the Optionee;

(h)	there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Property;

(i)
no environmental audit, assessment, study or test has been conducted on the Property by or on behalf of the Optionor nor is the Optionor aware after reasonable inquiry of any of the same having been conducted by or on behalf of any governmental authority or by any other person; and

(k)
no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

2.2	The Optionee represents and warrants to the Optionor that:

(a)	it is lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;

(b)
it has been duly incorporated and is a valid and subsisting body corporate under the laws of Nevada and is duly qualified to carry on business in its jurisdiction of incorporation and to hold an interest in the Property;

(c)
it has duly obtained all necessary governmental, corporate and other authorizations for its execution and performance of this Agreement, and the consummation of the transactions contemplated herein will not, with the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or result in the creation of any Encumbrance on its assets under, the terms or provisions of any law applicable to it, its constating documents, any resolution of its directors or shareholders or any indenture, Agreement or other instrument to which it is a party or by which it or its assets may be bound;

(d)
no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

2.3           The representations and warranties of the parties set out herein are conditions upon which the parties have relied in entering into this Agreement and shall survive the termination of this Agreement and the acquisition of any interest in the Property by the Optionee hereunder, and each party shall indemnify and save harmless from all loss, damage, costs and expenses which may be suffered or incurred by the other as a result of or in connection with any breach or inaccuracy of any such representation and warranty made by such party.

3.           GRANT AND EXERCISE OF OPTION

3)1           The Optionor hereby grants to the Optionee the sole and exclusive right and option (the “Option”) to acquire an undivided fifty-one percent (51%) interest in and to the Property free and clear of all charges, encumbrances and claims.

3.2	In order to exercise the Option, the Optionee will be required to:

(a)	incur Exploration Expenditures of $20,000 on or before the first anniversary date of this Agreement;

(a)	incur additional Exploration Expenditures of $35,000 on or before the second anniversary date of this Agreement; and

(c)	incur additional Exploration Expenditures of $50,000, and grant a cash payment of $25,000 on or before the third anniversary date of this Agreement.

3.3           Exploration Expenditures shall be deemed to have been incurred by the Optionee when the Optionee has expended funds or has received goods or services from third parties for which the Optionee has an obligation to make payment, whether or not payment has been made.  Where Exploration Expenditures are charged to the Optionee by an affiliate of the Optionee or the Optionor for services rendered by such affiliate, such Exploration Expenditures shall not exceed the fair market value of the services rendered.

3.4           Exploration Expenditures incurred by the Optionee exceeding the amount of Exploration Expenditures required to be incurred within any period shall be carried forward to the succeeding period and qualify as Exploration Expenditures.  If the Exploration Expenditures incurred are less than the amount of the Exploration Expenditures required to be incurred in any period, the Optionee may at its option pay the deficiency to the Optionor within sixty (60) days after the end of such period in order to maintain the Option.  Any such payment of cash in lieu shall be deemed to be Exploration Expenditures incurred on the Property on or before the relevant date for the purposes of this Part 3.

3.5           If the Optionee reasonably believes that it has incurred Exploration Expenditures required to be incurred by the Optionee in any period in order to maintain the Option, but it is subsequently determined upon examination or audit by either party that such Exploration Expenditures were not incurred within such period, the Optionee shall not lose any of its rights hereunder and the Option shall not terminate, provided that the Optionee pays the Optionor such deficiency in Exploration Expenditures within thirty (30) days following such determination (if determined by the Optionee) or within thirty (30) days following notice to the Optionee of such deficiency (if determined by the Optionor), and the payment of such deficiency in Exploration Expenditures shall be deemed to be Exploration Expenditures incurred by the Optionee for purposes of this Agreement.

3.6           If and when the Option has been exercised an undivided fifty-one percent (51%) right, title and interest in and to the Property shall vest in the Optionee free and clear of all charges, encumbrances and claims.

3.7           The Optionee agrees to use the services of Cove Exploration Services Ltd  to manage and carry out the exploration programs prior to the Option being fully exercised provided that these programs are carried out in a professional manner.

4.           TRANSFER OF PROPERTY

4)1           The Optionor shall, forthwith after the exercise of the Option by the Optionee, deliver to the Optionee duly executed transfers of the appropriate interest in the Property which shall have been acquired by the Optionee upon exercise of the Option.

5.           RIGHT OF ENTRY

5)1           For so long as the Option outstanding, the Optionee and its employees, representatives, agents and independent contractors shall have the right:

(a)	to access all information in the possession or control of the Optionor relating to the prior operations of the Optionor, including all geological, geophysical and geochemical data and drill results;

(b)
to enter upon the Property and carry out such exploration and development work thereon and thereunder as the Optionee considers advisable, including removing material from the Property for the purpose of testing; and

(c)	to bring upon and erect upon the Property such structures, machinery and equipment, facilities and supplies as the Optionee considers advisable.

6.           OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

6)1	During the Option Period the Optionee shall:

a)
permit the Optionor, at its own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property;

b)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

c)
indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, but the Optionee shall incur no obligation hereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition;

d)	permit the Optionor, at its own expense, reasonable access to the results of the work done on the Property during the last completed calendar year; and

e)
deliver to the Optionor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Property.

7.           TERMINATION OF OPTION BY OPTIONEE

7)1	The Option shall terminate:

(a)	upon the Optionee failing to incur or make any expenditure which must be incurred in exercise of the Option; or

(b)	at any other time, by the Optionee giving notice of such termination to the Optionor.

7.2           If the Option is terminated the Optionee shall deliver or make available at no cost to the Optionor within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

7.3           Notwithstanding the termination of the Option, the Optionee shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

8.           ASSIGNMENT

8)1           The Optionee may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the Property, containing:

(a)
a covenant to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph 8.1.

8.2           No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement, whether to one or more transferees and whether in one or in a number of successive transfers, the Optionee shall be deemed to be discharged from all obligations hereunder.

8.3           If the Optionor should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Optionor to purchase all or a part of its interest in the Property, which offer the Optionor desires to accept, or if the Optionor intends to sell all or a part of its interest in the Property:

(a)
The Optionor shall first offer (the "Offer") such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Optionor, as the case may be.

(b)
The Offer shall specify the price, terms and conditions of such sale, the name of the Proposed Purchaser and shall, in the case of an intended offer by the Optionor, disclose the person or persons to whom the Optionor intends to offer its interest and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer shall include the Optionor's good faith estimate of the cash equivalent of the non-cash consideration.

(c)
If within a period of 60 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the Offer, the Optionor shall be bound to sell such interest to the Optionee on the terms and conditions of the Offer.  If the Offer so accepted by the Optionee contains the Optionor's good faith estimate of the cash equivalent of the non-cash consideration as aforesaid, and if the Optionee disagrees with the Optionor's best estimate, the Optionee shall so notify the Optionor at the time of acceptance and the Optionee shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.  If the Optionee so notifies the Optionor, the acceptance by the Optionee shall be effective and binding upon the Optionor and the Optionee, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration and shall be payable by the Optionee, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration.  The Optionee shall in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

(d)
If the Optionee fails to notify the Optionor before the expiration of the time limited therefor that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, but the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within such 60 days.

(e)
Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Optionee, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

9.           FORMATION AND OPERATION OF JOINT VENTURE

9)1           Upon the Optionee being deemed to have earned the fifty-one percent (51%) interest in the Property pursuant to paragraph 3.6, the Optionee and the Optionor shall participate in a joint venture (the “Joint Venture”) for the purpose of further exploration and development work on the Property and if warranted, the operation of one or more mines on the Property.

9.2           The participating interests of the parties at the time of the Joint Venture is formed shall be:

Optionee                      51%
Optionor                      49%

Each party shall be responsible for payment of its proportionate share (based on its participating interest) of the operating and capital costs of the Joint Venture’s operations, including reclamation and remediation obligations and any security required therefor.  The Optionor will retain a 2% Net Smelter Royalty in future production from the Property regardless of its participating interest in the Joint Venture.

9.3           Upon formation of the Joint Venture, a Management Committee, formed by members from each party and holding voting rights in accordance with each party’s participating interest, shall be established which shall make all decisions, on a simple majority vote, which are required to be made by the Joint Venture parties with respect to the Joint Venture’s operation.  The Management Committee shall have the authority to establish its own rules on how meetings of the Management Committee shall be called and conducted.

9.4           The Manager shall be subject to the direction and control of the Management Committee.  The Optionee shall have the right to be the Manager of the Joint Venture and to manage and operate the exploration, feasibility study, mine development and mining phases of the project during the term of the Joint Venture.

9.5           The Manager shall propose the work programs and budgets following the formation of the Joint Venture in accordance with the instructions of the Management Committee.  Each party shall have sixty (60) days from the date of receipt of a program to notify the Manager as to whether it will participate at its interest level or whether it will not participate.  The participating interest of a party which elects not to participate shall be proportionately diluted in accordance with the dilution formula set out in paragraph 9.6.  A party which fails to so notify the Manager within the time required shall be deemed to have elected to participate in a work program and be diluted as aforesaid may only be exercised prior to a production decisions.  A party which elects not to participate in a program shall not be subject to dilution to the extent that the expenditures under such program exceed one hundred fifteen percent (115%) of the budget for such program.

9.6           The dilution formula shall be as follows:

percentage participating interest of party Y = (A+B) x 100
    C
Where:

A = deemed expenditures of party Y
B = actual expenditures of party Y
C = total expenditures (deemed and actual) of all parties

Deemed expenditures are assigned a value based on work done by the Optionee in order to earn its participating interest.  Thus, the deemed expenditures for the parties shall be as follows:

If the participating interest of the parties are:	Their deemed expenditures upon formation of the Joint Venture shall be:
Optionee – 51%	$105,000
Optionor – 49%	$100,882

For the purpose of calculating B and C above, actual expenditures are those expenditures made by a party after formation of the Joint Venture, provided that such actual expenditures shall exclude costs made or incurred and included in Exploration Expenditures prior to the day that the Management Committee gives notice to the parties of the formation of the Joint Venture but paid subsequent to formation of the Joint Venture.

9.7           Any Exploration Expenditures made or incurred by the Optionee in excess of the Exploration Expenditures required to earn its interest in the Property shall be credited to the Optionee’s contribution to the first work program after formation of the Joint Venture and shall not automatically dilute the participating interest of the Optionor on formation.

9.8           Prior to the formation of the Joint Venture, either party may give notice to the other party that it wishes to enter into negotiations with a view to settling the terms and conditions of a formal joint venture agreement incorporating the provisions of this section 9 and such other provisions as the parties may agree to incorporate into such agreement (a “Formal Joint Venture Agreement”).  As soon as reasonably practicable after delivery of such notice by one party to the other, the parties shall enter into negotiations in good faith to settle the terms of the Formal Joint Venture Agreement and shall use all reasonable efforts to settle, execute and deliver the Formal Joint Venture Agreement within six (6) months from the date of the notice, provided that if for any reason a Formal Joint Venture Agreement is not settled, executed and delivered within such time, this Agreement shall remain binding on the parties and shall continue to govern the relationship and operation of the Joint Venture.

10.           FORCE MAJEURE

10)1           If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing.

10.2           The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

11.           CONFIDENTIAL INFORMATION

11)1           All information concerning this Agreement and any matters arising from or in connection herewith (including all information relating to the Property received by the Optionee from the Optionor) shall be treated as confidential by the parties and shall not be disclosed by either party to any other person (other than to an affiliate or to the directors, officer or employees of the disclosing party or its affiliate or to any legal, accounting, financial or other professional advisor of the disclosing  party or its affiliate, provided that such persons are under obligation to maintain confidentiality with respect to such information) without the prior written consent of the other party, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of applicable laws or stock exchange listing requirements or for the accomplishment of the purposes of this Agreement.

12.           NOTICES

12)1           Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered, telegraphed or telecopied to such party at the address for such party specified above.  The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or telegraphed or, if given by telecopier, shall be deemed conclusively to be the next business day.  Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

13.1           GENERAL

13)1           This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

13.2           No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

13.3           The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

13.4           This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

13.5           This Agreement shall be governed by and construed in accordance with the laws of Nevada.

13.6           If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, such provision may be severed from this Agreement, and the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired by reasons thereof.

13.7           Time shall be of the essence in this Agreement.

13.8           Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

13.9           This Agreement may be executed in one or more counterparts, each of which so signed, whether in original or facsimile form, shall be deemed to be an original and bear the dates as set out above and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

_”Gordon Davidson”______
GORDON DAVIDSON

ROSEWOOD RESOURCES INC.

_”B. Gordon Brooke”
Name:           B. Gordon Brooke
Title:           Chief Financial Officer and Director

SCHEDULE "A"

The Property is located in Cairo Township, Larder Lake Mining Division, Ontario

Description of Patented Mineral Claim of the Property

Registered Owner	Mineral Disposition Number	Total Hectares
Gordon Davidson	MR6061	7.61